Exhibit (i)

September 29, 2026

GMO Trust

53 State Street

Boston, MA 02109

Re:	ETF Class shares of Certain Series of GMO Trust

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by GMO Trust, a Massachusetts business trust (the “Trust”), of shares of beneficial interest (“Shares”) of ETF Class shares (the “New Class”) of each series of the Trust listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”) pursuant to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, (File No. 002-98772) and the Investment Company Act of 1940, as amended (File No. 811-04347) (the “Registration Statement”).

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance and sale to the public from time to time of authorized and unissued Shares of the New Class. We have examined or relied upon a copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), on file in the offices of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and as certified by the Clerk of the Trust; a copy of the Trust’s Amended and Restated By-Laws, as certified by the Clerk of the Trust; copies of the resolutions relating to the New Class adopted at the meeting of the Trustees of the Trust held on June 25, 2026, as certified by the Clerk of the Trust; copies of the resolutions relating to the New Class adopted at the meeting of the Trustees of the Trust held on September 17, 2026, as certified by the Clerk of the Trust; and such other documents as we deem necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the issue and sale by the Trust of the authorized but unissued Shares of the New Class have been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares of the New Class and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

GMO Trust	-2-	September 29, 2026

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust by the Trustees of the Trust, by any officer or officers of the Trust, or otherwise. The Declaration of Trust provides for indemnification out of the property of a particular series of the Trust for all loss and expense of any shareholder of that series held personally liable for the obligations of that series solely by reason of his or her being or having been a shareholder of that series. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder of a series is limited to circumstances in which the series itself would be unable to meet its obligations.

We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

cc:	Philip Zachos, Esq., Grantham, Mayo, Van Otterloo & Co. LLC

Douglas Y. Charton, Esq., Grantham, Mayo, Van Otterloo & Co. LLC

GMO Trust	-3-	September 29, 2026

Schedule A

GMO Alternative Allocation Fund

GMO Benchmark-Free Allocation Fund

GMO Emerging Country Debt Fund

GMO Emerging Markets ex-China Fund

GMO Emerging Markets Fund

GMO Global Asset Allocation Fund

GMO Global Developed Equity Allocation Fund

GMO Global Equity Allocation Fund

GMO High Yield Fund

GMO International Developed Equity Allocation Fund

GMO International Equity Allocation Fund

GMO International Equity Fund

GMO Multi-Asset Credit Fund

GMO Opportunistic Income Fund

GMO Quality Fund

GMO U.S. Equity Fund

GMO U.S. Small Cap Value Fund

GMO U.S. Treasury Fund